Exhibit 107
CALCULATION OF FILING FEE TABLES
424(b)(5)
(Form Type)
UNITIL CORPORATION
(Exact Name of Registrant as Specified
in
its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common Stock, no par value	457(o) and 457(r)	—	—	$50,000,000	0.00015310	$7,655.00

Fees Previously Paid	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$50,000,000		$7,655.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$7,655.00

(1)	Consists of shares to be issued pursuant to that certain Distribution Agreement, dated June 3, 2025, by and among Unitil Corporation, Janney Montgomery Scott LLC, and Scotia Capital (USA) Inc.
(2)	Calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended.

*	Table 2: Fee Offset Claims and Sources and Table 3: Combined Prospectuses omitted as inapplicable.